UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2007

Radian Group Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

(215) 231-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2007, Radian entered into a Transition Agreement and General Release (the “Transition Agreement”) with Roy Kasmar, President of Radian, in connection with Mr. Kasmar’s decision to relinquish his title as President, effective April 1, 2007, and to terminate his employment with Radian in the first quarter of 2008.

Since November 2005, Mr. Kasmar’s principal responsibility as President of Radian has been to lead Radian’s strategic efforts to strengthen its mortgage insurance business outside of the United States as the head of Radian’s International Mortgage Group. On January 10, 2007, Radian announced that Mr. Kasmar would be stepping down as the head of international mortgage, also effective April 1, 2007, and that S.A. Ibraham, Radian’s Chief Executive Officer, would be assuming primary responsibility for this business going forward. Radian does not currently intend to appoint a new President of the company following Mr. Kasmar’s leaving this position.

Under the Transition Agreement:

(1)	Mr. Kasmar will continue to serve as the President of Radian until April 1, 2007, after which he will be required to perform only those reasonable duties assigned to him by Radian’s Chief Executive Officer, including continuing to provide support to Radian’s international mortgage business and serving on the boards of Radian’s foreign mortgage insurance subsidiaries and Radian’s Enterprise Risk Committee. Mr. Kasmar’s employment with Radian will terminate on a date of his choosing after December 31, 2007, but no later than March 1, 2008 (such date, the “Termination Date”).

(2)	Mr. Kasmar is entitled to the following amounts and benefits (subject to applicable tax withholdings):

•	Salary continuation payments, at the monthly rate of his existing base salary (prior to any deductions), through the Termination Date;

•	A bonus for 2006 equal to $682,500 (100% of target), payable in cash when bonuses for 2006 are otherwise paid to Radian’s executive officers;

•	A cash amount equivalent to the target value of his long-term incentive award for 2006 ($764,400), payable when long-term incentive awards for 2006 are otherwise granted to Radian’s executive officers, but, in any event, no later than May 31, 2007; and

•	For a period of 120 days following the Termination Date, severance payments in cash equal to (a) the monthly rate of his existing base salary (prior to any deductions), plus (b) the cost to Radian of providing COBRA health care continuation coverage.

(3)	Mr. Kasmar is prohibited from:

•	Participating in any employment or consulting relationship outside of Radian through the Termination Date;

•	While receiving any form of payment under the Transition Agreement after the Termination Date, (a) engaging in any employment or business activity primarily involving or relating (directly or indirectly) to providing mortgage insurance or financial guaranty insurance, without Radian’s consent, or (b) soliciting, diverting or appropriating (or attempting to solicit, divert or appropriate) any customer or prospective customer of Radian with services or products competitive to Radian; and

•	For a period of 12 months following the Termination Date, directly or indirectly soliciting or hiring (or attempting to solicit or hire) any employee, consultant, or independent contractor of Radian.

(4)	Mr. Kasmar agrees to release Radian and its past and present affiliates from any and all matters or claims, whether known or unknown.

(5)	The previously disclosed Change of Control Agreement between Radian and Mr. Kasmar dated March 12, 1999, will remain in effect until its termination on July 1, 2007. For the purpose of calculating amounts payable to Mr. Kasmar under the Change of Control Agreement, Mr. Kasmar’s “current target bonus eligibility” will be $682,500. Any amounts to which Mr. Kasmar may be entitled under the Change of Control Agreement will be offset by any payments made under the Transition Agreement; provided that, Mr. Kasmar is entitled to receive the greater of the total amount payable under either agreement.

(6)	Mr. Kasmar has the right to revoke the Transition Agreement at any time before January 16, 2007.

The following agreements are incorporated into this Item 5.02 as if fully set forth herein: (1) the Transition Agreement filed as Exhibit 10.1 to this report; and (2) the Change of Control Agreement filed as Exhibit 10.3 to Radian’s Annual Report on Form 10-K for the year ended December 31, 2001.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Transition Agreement and General Release between Radian Group Inc. and Roy Kasmar, dated January 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: January 10, 2007	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
Vice President, Securities Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition Agreement and General Release between Radian Group Inc. and Roy Kasmar, dated January 9, 2007.